As filed with the U.S. Securities and Exchange Commission on February 10, 2025.

Registration No. 333-282996

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 3 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Skycorp Solar Group Limited
(Exact name of registrant as specified in its charter)

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Cayman Islands	4931	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 303, Block B, No.188 Jinghua Road, Yinzhou District,
Ningbo City, Zhejiang Province, China 315048
+86 0574 87966876
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yuning “Grace” Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1 (212) 588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2206

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Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of re-filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-282996), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement filed on January 2, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the indemnified person’s own fraud, dishonesty, willful neglect or willful default or against the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Founding Transactions

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

The Company (previously known as Skycorpo Digital Holdings Group Limited) was incorporated under the laws of the Cayman Islands as a limited company on January 19, 2022. On the date of its incorporation, one (1) Ordinary Share was issued to Quality Corporate Services Ltd. On the same day, Quality Corporate Services Ltd transferred one (1) Ordinary Share to Sky Innotek Limited for a consideration of $1.00. The Company allotted and issued 30,999 Ordinary Shares to Sky Innotek Limited for a consideration of $30,999, 15,500 Ordinary Shares to Quinntek Limited for a consideration of $15,500, 2,000 Ordinary Shares to Cyber Rainforest Limited for a consideration of $2,000, and 1,500 Ordinary Shares to Lubu Limited for a consideration of $1,500.

On September 6, 2022, Sky Innotek Limited transferred 31,000 Ordinary Shares of the Company to Skyline Tech Limited for a consideration of $31,000, Quinntek Limited transferred 15,500 Ordinary Shares of the Company to Baili Group Limited for a consideration of $15,500, Cyber Rainforest Limited transferred 2,000 Ordinary Shares of the Company to Helio Tech Limited for a consideration of $2,000, and Lubu Limited transferred 1,500 Ordinary Shares of the Company to Linshan Group Limited for a consideration of $1,500.

On July 26, 2024, Skyline Tech Limited transferred 2,500 Ordinary Shares to E-home Group Limited for a consideration of $2,500, 2,450 Ordinary Shares to the individual Xiaoer He for a consideration of $2,450. Baili Group Limited transferred 2,150 Ordinary Shares to the individual Xiaobo Lin for a consideration of $2,150, 2,250 Ordinary Shares to the individual Zhoukai Chen for a consideration of $ 2,250, 2,350 Ordinary Shares to the individual Yi Lin for a consideration of $2,350, 2,250 Ordinary Shares to the individual Rongmei Chen for a consideration of $2,250, and 1,750 Ordinary Shares to the individual Chen Li for a consideration of $1,750.

On October 14, 2024, Linshan Group Limited transferred 1,500 Ordinary Shares to Leading King Group Limited for a consideration of $1,500.

Share Split and Share Surrender

On October 21, 2024, the Company effected a 1-for-10,000 forward split of our Ordinary Shares and the surrender of 475,000,000 Ordinary Shares, approved by our shareholders and board of directors. As a result, the authorized share capital of the Company is $50,000 divided into 500,000,000 shares of a par value of $0.0001.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)      That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association
5.1**	Opinion of Ogier, Company’s Cayman Islands counsel regarding the validity of the Ordinary Shares being registered
8.1**	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in 99.1)
10.1**	Form of Employment Agreement by and between the Registrant and executive officers
10.2**	Form of Director Offer Letter by and between the Registrant and its directors
10.3**	Form of Sales Agreement between Ningbo Skycorp and a HPC server customer
10.4**	Form of Sales Agreement between Ningbo Skycorp and a HPC server customer
10.5**	Form of Solar Cable Sales Agreement
10.6**	Form of Solar Inverter Sales Agreement
10.7**	Translation of Loan Agreement with Gaokui Zhang, dated September 30, 2022
10.8**	Translation of Loan Agreement with Weiqi Huang, dated September 30, 2023
10.9**	Translation of Loan Agreement with Yi Lin, dated September 30, 2022
14.1**	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1+	Consent of Pan-China Singapore PAC
23.2**	Consent of Ogier (included in 5.1)
23.3**	Consent of Jiangsu Junjin Law Firm (included in 99.1)
23.4**	Consent of Zhen Meng (Independent Director Nominee)
23.5**	Consent of Mengying Wang (Independent Director Nominee)
23.6**	Consent of Baosong Li (Independent Director Nominee)
99.1**	Opinion of Jiangsu Junjin Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nomination Committee Charter
99.5**	Related Party Transaction Policy
99.6**	Executive Compensation Recovery Policy
99.7**	Insider Trading Policies
107**	Filing Fee Table

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+        Filed herewith.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ningbo, Zhejiang province, China on February 10, 2025.

Skycorp Solar Group Limited
By:	/s/ Weiqi Huang
Name:	Weiqi Huang
Title:	Chief Executive Officer, Chairman of the Board, Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on February 10, 2025.

Signature	Title	Date
/s/ Weiqi Huang	Chief Executive Officer and Director	February 10, 2025
Name: Weiqi Huang	(Principal Executive Officer)
/s/ Zhe Liang	Chief Financial Officer	February 10, 2025
Name: Zhe Liang	(Principal Accounting and Financial Officer)
/s/ Jiye He	Chief Information Officer and Director	February 10, 2025
Name: Jiye He

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Skycorp Solar Group Limited, has signed this registration statement or amendment thereto in New York, NY, United States on February 10, 2025.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.